"ADDENDUM"

This Addendum is intended to amend that Distributor Agreement executed on June 25th 2012 between Alkame Water, Inc. ("Distributor") and Xtreme Technologies, inc. ("Company"). In the event that Company's unable to meet production demands for product (i.e. New Brand) ordered by Distributor, the Company agrees, after written notice from Distributor and the reasonable opportunity to remedy such production deficits, to permit Distributor to establish other sources of production in accordance with the following terms and conditions:

1. The product may only be manufactured utilizing the proprietary process patented by Company, using equipment manufactured either by Company or under its supervision and authorization.

2. Distributor shall pay Company a per unit/case licensing fee for a'' product manufactured by Distributor in accordance herewith, at pricing mutually agreeable to both parties prior to production of the product, and an advance on anticipated licensing fees in an amount necessary to finance Company's costs of manufacturing the processing equipment.

3. Nothing contained herein shall be construed to alter the terms of Article IV of the Distributor Agreement, or otherwise authorize Distributor, or its partners/affiliate companies, to develop or use the patented, proprietary technology developed by Company without the prior written authorization from Company.

/s/ Jeffery Cranda	Date: 6/25/12
Xtreme Technologies, Inc., President/CEO

/s/ Robert Eakle	Date: 6/25/12
Alkame Water, Inc., President

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